Exhibit 3.8

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF PREFERRED STOCK AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

OF

GULFPORT ENERGY CORPORATION

CUMULATIVE PREFERRED STOCK, SERIES A

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

The following resolution has been duly adopted by the Board of Directors (such Board, including any committee thereof duly authorized to act on behalf of such Board, herein referred to as the "Board") of Gulfport Energy Corporation, a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, which resolution remains in full force and effect as of the date hereof:

RESOLVED that, pursuant to the authority expressly granted to and vested in the Board by the provisions of the Certificate of Incorporation of the Corporation, as amended (collectively, the "Certificate of Incorporation") to fix by resolution or resolutions the designation, number and voting powers, if any, of each series of Preferred Stock, par value $0.01 per share (the "Preferred Stock") of the Corporation and the preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, the Board hereby authorizes and creates a series of Preferred Stock on the terms and with the provisions (in addition to those set forth in the Certificate of Incorporation of the Corporation that are applicable to all Preferred Stock) as follows:

SECTION 1. Designation. Number of Shares and Liquidation Preference. The series of Preferred Stock created by this resolution shall be designated the "Cumulative Preferred Stock, Series A" (the "Series A Preferred Stock"). The number of authorized shares of Series A Preferred Stock shall be 15,000. The liquidation preference of each share of Series A Preferred Stock (the "Liquidation Preference") shall be $1,000.00.

SECTION 2. Rank. The Series A Preferred Stock shall, as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (i) prior to the Common Stock, par value $.01 per share (the "Common Stock"), and any other capital stock, of the Corporation (other than any other class or series of a 42,603 class of capital stock of the Corporation the terms of which expressly provide that the shares thereof rank senior or on a parity as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation with the shares of the Series A Preferred Stock) (such securities, other than those described in the immediately preceding parenthetical clause, collectively referred to herein as the "Junior Securities") and (ii) on a parity with any other class or series of a class of capital stock of the Corporation the terms of which expressly provide that the shares thereof rank on a parity as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation with the shares of the Series A Preferred Stock (the "Parity Securities").

SECTION 3. Dividends. (a) (i) The holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, in preference to the holders of shares of Junior Securities, out of funds of the Corporation legally available for the payment of dividends, a cumulative dividend at the rate per annum of $120 per share of Series A Preferred Stock, subject to the provisions of Subsection (ii) below (the "Series A Preferred Dividend"). Dividends shall accrue and be payable quarterly, in arrears on each June 30, September 30, December 31, and March 31 (each a "Dividend Payment Date"), commencing on June 30, 2002. Each quarter, to the extent the Corporation has funds legally available, the Board of Directors of the Corporation shall declare and the Corporation shall pay the Series A Preferred Dividend to the holders of the Series A Preferred Stock. Each such quarterly dividend shall be cumulative and shall accumulate, whether or not earned or declared and whether or not there are funds of the Corporation legally available for payment of dividends, for the period (each, a "Dividend Period") commencing on and including the most recent Dividend Payment Date to which dividends have been paid or accumulated to but excluding the next succeeding Dividend Payment Date, except (x) that the Dividend Period terminating on June 30, 2002 (the "Initial Dividend Period") shall commence on and include the date of original issuance of the Series A Preferred Stock and (y) as otherwise provided in Sections 4 and 6 with respect to shares of Series A Preferred Stock that are redeemed or with respect to which distributions are made upon a Liquidation Transaction (as defined in Section 6).

(ii) Dividends shall be payable, net of any amounts required to be withheld for or with respect to taxes, to holders of record as they appear on the stock books of the Corporation at the close of business on such record dates, not more than 60 days nor less than 10 days prior to the respective Dividend Payment Date, as shall be fixed by the Board. If any Dividend Payment Date is not a Business Day (as defined below), the quarterly dividend to be paid on such Dividend Payment Date shall be paid on the next following Business Day. A "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed. Dividends shall be payable in cash; provided, however, the Board may, at its option, with respect to any Dividend Period ending on or prior to March 31, 2004, in lieu of declaring a cash dividend for such Dividend Period, declare a dividend payable in whole or in part in shares of Series A Preferred Stock, provided, further, that if the Board elects to pay such a dividend, the sum of (1) the aggregate Liquidation Preference of the shares of Series A Preferred Stock declared as a dividend, and (2) any cash so paid as a dividend shall equal 125% of the cash dividend accruing for such Dividend Period without regard to this and the preceding proviso. Accumulated and unpaid dividends for any past Dividend Periods shall be declared and paid at such time as the Corporation has funds legally available therefor, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board.

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(iii) Payments of dividends in cash shall be made in coin or currency of the United States that as of the date of payment shall be legal tender for payment of public and private debts by mailing a check to each holder of shares of Series A Preferred Stock at the address of such holder as shown on the stock books of the Corporation.

(iv) Payments of dividends in Series A Preferred Stock shall be made by mailing within five (5) days of the relevant Dividend Payment Date to each holder of shares of Series A Preferred Stock at the address of such holder as shown on the stock books of the Corporation (a) a certificate or certificates representing the shares of Series A Preferred Stock to which such holder is entitled and (b) a check made payable for an amount corresponding to any fractional interest in a share of Series A Preferred Stock as provided in this clause (iv). All shares of Series A Preferred Stock issued and delivered pursuant to Subsection 3(a)(ii) will upon issuance by the Corporation and delivery be duly and validly issued, fully paid and nonassessable. If any shares of Series A Preferred Stock are listed on any national securities exchange, the Corporation shall, if permitted by the rules of such exchange, list the shares of Series A Preferred Stock to be delivered pursuant to Subsection 3 (a)(ii), prior to such payment, on such exchange. The Corporation shall have the option of issuing fractional shares of Series A Preferred Stock or scrip representing fractional shares of Series A Preferred Stock upon payment of dividends or, in lieu thereof, paying a cash adjustment in respect of such fractional interest in an amount equal to that fraction of the Liquidation Preference. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Cornmon Stock pursuant to this Section 3; provided that the Corporation shall not be required to pay any taxes payable in respect of any transfer involved in the issuance or delivery of any certificates representing such shares of Series A Preferred Stock in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such certificates are being issued and no such issuance or delivery shall be made unless and until the holder requesting such issuance has paid to the Corporation the amount of any such tax or has established to the reasonable satisfaction of the Corporation that such tax is not required to be paid.

(b) Subject to the provisions of Subsection 3(a)(ii) above, the amount of dividends payable for each full Dividend Period for the Series A Preferred Stock shall be computed by dividing the annual cash dividend rate by four. The amount of dividends payable for the Initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series A Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of shares of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series A Preferred Stock.

( c) All dividends paid with respect to shares of Series A Preferred Stock shall be paid pro rata to the holders entitled thereto.

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(d) When dividends are not paid in full upon the Series A Preferred Stock, any dividends declared or paid upon shares of Series A Preferred Stock and any Parity Securities shall be declared or paid, as the case may be, pro rata so that the amounts of dividends declared or paid, as the case may be, per share on the Series A Preferred and such other Parity Securities in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Series A Preferred Stock and such other Parity Securities bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock, or any Parity Security, which may be in arrears.

(e) Unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared by the Board and paid or declared and an amount of cash or, to the extent permitted under Subsection 3(a)(ii), shares of Series A Preferred Stock, as the case may be, sufficient for the payment thereof set apart by the Corporation for all Dividend Periods terminating on or prior to the date of payment of dividends on any Junior Securities, no dividends shall be declared or paid or any sum set apart for such payment or any other distribution made on or with respect to such Junior Securities for any period, other than dividends payable or distributions made in shares of Junior Securities.

(f) Unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared by the board and paid or declared and an amount of cash or, to the extent permitted under Subsection 3(a)(ii), shares of Series A Preferred Stock, as the case may be, sufficient for the payment thereof set apart by the Corporation for all Dividend Periods terminating on or prior to the date of any event described in clause (x) or (y) of this Subsection 3(f), the Corporation shall not, and shall not permit its Subsidiaries to (x) redeem, purchase, retire or otherwise acquire for any consideration any shares of Series A Preferred Stock, unless (A) all shares of Series A Preferred Stock outstanding shall be redeemed or (B) the shares of Series A Preferred Stock are redeemed, purchased, retired or otherwise acquired pro rata from among the holders of the shares then outstanding or (y) redeem, purchase, retire or otherwise acquire for any consideration, or make any payment on account of a sinking fund or other similar fund for redemption, purchase, retirement or acquisition of, any Junior Securities or any Parity Securities, or any warrant, right or option to purchase any thereof, or make any distribution in respect thereof, directly or indirectly, whether in cash, obligations or securities of the Corporation or other property, except (i) in the case of Junior Securities, redemptions, purchases, retirements, acquisitions or distributions made in shares of Junior Securities or redemptions, purchases or acquisitions of shares of Common Stock for purposes of any employee benefit plan or program of the Corporation or any Subsidiary and (ii) in the case of Parity Securities, redemptions, purchases, retirements, acquisitions or distributions made pro rata so that the amounts redeemed, purchased, retired or otherwise acquired or paid or distributed in respect thereof, as the case may be, per share on the Series A Preferred Stock and such other Parity Securities in all cases bear to each other the same ratio that accumulated and unpaid dividends on the Series A Preferred Stock and such other Parity Securities bear to each other. A "Subsidiary" means any corporation, association or other business entity more than 50% of the shares of stock of any class or classes (or equivalent interests) of which is at the time owned by the Corporation or by one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation, if the holders of the stock of such class or classes (or equivalent interests) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or Persons performing similar functions) of such business entity. A "Person" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental or regulatory authority or other entity.

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SECTION 4. Redemption. (a) (i) To the extent the Corporation shall have funds legally available therefor, the Series A Preferred Stock shall be subject to redemption in cash, at the option of the Corporation, at any time, in part from time to time or in whole, at a price per share (the "Optional Redemption Price") equal to (x) 100% of the Liquidation Preference per share plus (y) an amount per share equal to all accrued and unpaid cash dividends thereon, whether or not declared or payable, to the date fixed by the Corporation for such redemption (an "Optional Redemption Date").

(ii) On March 29, 2007 (the "Mandatory Redemption Date"), the Corporation shall redeem out of the assets of the Corporation legally available therefor, all of the shares of Series A Preferred Stock then outstanding at a price per share (the "Mandatory Redemption Price") payable in cash equal to (x) 100% of the Liquidation Preference per share plus (y) an amount per share equal to all accrued and unpaid dividends thereon, whether or not declared or payable, to the Mandatory Redemption Date.

(b) (i) Notice of any redemption pursuant to Subsection 4(a) shall be given not less than 30 nor more than 60 days prior to the Optional Redemption Date or Mandatory Redemption Date, as the case may be, to each holder of record of the shares to be redeemed, by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any such notice, nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed, whether or not the holder receives the notice. Each such notice shall state, in addition to any information the Corporation deems appropriate: (i) the Optional Redemption Date or Mandatory Redemption Date, as the case may be; (ii) the number of shares of Series A Preferred Stock of such holder to be redeemed; (iii) the applicable redemption price; and (iv) the place or places where certificates for shares of Series A Preferred Stock are to be surrendered for redemption.

(ii) In order to facilitate the redemption of the Series A Preferred Stock, the Board may cause the transfer books of the Corporation for the Series A Preferred Stock to be closed, not more than 60 days or less than 30 days prior to the Optional Redemption Date or Mandatory Redemption Date, as the case may be.

(c) (i) From and after the Optional Redemption Date or Mandatory Redemption Date, as the case may be (unless the Corporation shall fail to set apart the cash necessary to effect such redemption), (x) except as otherwise provided herein, dividends on the shares of the Series A Preferred Stock so called for redemption shall cease to accrue, (y) such shares of Series A Preferred Stock shall no longer be deemed to be outstanding and (z) all rights of the holders thereof as holders of Series A Preferred Stock shall cease except as provided in clause (iii) of this Subsection 4(c).

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(ii) The Corporation's obligation to pay the Optional Redemption Price or the Mandatory Redemption Price in accordance with clause (i) of this Subsection 4(c) shall be deemed fulfilled if, on or before the Optional Redemption Date or Mandatory Redemption Date, as the case may be, the Corporation shall deposit with a bank or trust company that has an office in the borough of Manhattan, City of New York, and that has a capital and surplus of at least $50,000,000, cash in the amount of the Optional Redemption Price or Mandatory Redemption Price, as the case may be, in trust, with irrevocable instructions that such cash be applied to the redemption of the shares of Series A Preferred Stock called for redemption.

(iii) Unless the Corporation defaults in the payment of the Optional Redemption Price or Mandatory Redemption Price, as the case may be, the shares of Series A Preferred Stock to be redeemed shall from and after the close of business on the Optional Redemption Date or the Mandatory Redemption Date, as the case may be, cease to accumulate dividends and the only right of the holders of such shares shall be to receive payment of the Optional Redemption Price or the Mandatory Redemption Price, as the case may be. No interest shall accrue for the benefit of the holders of Series A Preferred Stock to be redeemed on any sum set aside by the Corporation in connection with a redemption pursuant to this Section 4. Subject to applicable escheat laws, any cash unclaimed at the end of two years from the Optional Redemption Date or the Mandatory Redemption Date, as the case may be, shall revert to the general funds of the Corporation and, upon demand, such bank or trust company shall pay over to the Corporation such unclaimed cash, and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of Series A Preferred Stock shall look only to the general funds of the Corporation for the payment of such cash. Any interest accrued on cash deposited pursuant to this Subsection 4(c) shall be paid from time to time to the Corporation for its own account.

(iv) As promptly as possible after the surrender of the certificates for any shares of Series A Preferred Stock redeemed pursuant to this Section 4 (with appropriate endorsements and any transfer documents reasonably requested by the corporation or any transfer agent designated by the Corporation), such certificates shall be exchanged for the Optional Redemption Price or Mandatory Redemption Price, as the case may be, for such shares.

(d) In the event that the Corporation shall default in the payment of the Optional Redemption Price or Mandatory Redemption Price, as the case may be, the shares of Series A Preferred Stock so called for redemption shall thereafter be deemed to be outstanding and the holders thereof shall have all of the rights of a holder of Series A Preferred Stock; provided, however, that the Corporation shall pay such Optional Redemption Price or Mandatory Redemption Price, in whole or in part, as soon as it has funds legally available therefor.

( e) Any fraction of a share of Series A Preferred Stock may be redeemed in the same manner in which a whole share of Series A Preferred Stock may be redeemed pursuant to this Section 4, provided that the cash payable upon the redemption of such fractional interest shall be determined by multiplying the cash payment upon the redemption of one share of Series A Preferred Stock by that fraction.

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(f) Upon any redemption of Series A Preferred Stock, the Corporation shall pay all accumulated and unpaid dividends (whether or not earned or declared) to but excluding the Optional Redemption Date or the Mandatory Redemption Date, as the case may be. If the Optional Redemption Date or the Mandatory Redemption Date, as the case may be, falls after a dividend payment record date and prior to .the corresponding Dividend Payment Date, then each holder of Series A Preferred Stock at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date (but without duplication of any amounts payable pursuant to the preceding sentence in respect of accumulated and unpaid dividends), notwithstanding the redemption of such shares before such Dividend Payment Date.

(g) Payment of the Optional Redemption Price or the Mandatory Redemption Price, as the case may be, to a holder of shares of Series A Preferred Stock shall be made in coin or currency of the United States that as of the date of payment shall be legal tender for payment of public and private debts by mailing a check to such holder at the address of such holder as shown on the stock books of the Corporation.

SECTION 5. Shares to be Retired. All shares of Series A Preferred Stock purchased or redeemed by the Corporation shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

SECTION 6. Liquidation. (a) The shares of Series A Preferred Stock shall rank prior to the shares of Junior Securities upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Transaction"), so that in the event of any Liquidation Transaction, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive out of the assets or surplus funds of the Corporation available for distribution to its stockholders, or proceeds thereof, whether from capital, surplus or earnings, before any distribution is made to holders of any Junior Securities, a liquidation preference in an amount per share of Series A Preferred Stock equal to the Liquidation Preference, plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid on the shares of Series A Preferred Stock to the date of final distribution.

(b) If, upon any Liquidation Transaction, the assets or surplus funds of the Corporation, or proceeds thereof, whether from capital, surplus or earnings, distributable among the holders of shares of Series A Preferred Stock and any Parity Securities then outstanding are insufficient to pay in full the preferential liquidation payments due to such holders, such assets, surplus funds or proceeds shall be distributable among such holders ratably in accordance with the amounts that would be payable on such shares of Series A Preferred Stock and Parity Securities if all amounts payable thereon were payable in full.

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(c) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons nor the sale or transfer of all or substantially all the assets of the Corporation shall be deemed to be a Liquidation Transaction.

SECTION 7. Voting Rights. (a) The holders of shares of Series A Preferred Stock shall not be entitled to any voting rights except as provided in this Section 7, the Certificate of Incorporation of the Corporation or as otherwise required by law.

(b) So long as any shares of Series A Preferred Stock are outstanding, unless the vote or consent of the holders of a greater number of shares shall be required by law or by the Certificate of Incorporation, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the shares of Series A Preferred Stock given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation that adversely affects the voting powers, rights or preferences of the holders of the Series A Preferred Stock; provided, that the amendment of the provisions of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any shares of any Junior Securities or any shares of any class of Parity Securities shall not be deemed to have a material adverse effect on the voting powers, rights or preferences of the holders of Series A Preferred Stock; or

(ii) the authorization or creation of, or the increase in the authorized amount of, any shares of (~) any class or series of a class of capital stock of the Corporation the terms of which expressly provide that the shares thereof rank senior as to the payment of dividends or the distribution of assets upon the liquidation, dissolution or winding up of the Corporation to the shares of the Series A Preferred Stock (the "Senior Securities") or (y) any security convertible into, or exchangeable or exercisable for, shares of any Senior Securities;

provided, however, that no such vote of the holders of Series A Preferred Stock shall be required if the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Securities or security convertible into, or exchangeable or exercisable for, Senior Securities is to be made, as the case may be, is after the Mandatory Redemption Date or an Optional Redemption Date for all outstanding shares of Series A Preferred Stock and the Mandatory Redemption Price or Optional Redemption Price of the Series A Preferred Stock, as the case may be, shall have been irrevocably deposited as provided in clause (ii) of Subsection 4(c).

For purposes of the foregoing provisions of this Section 7, each share of Series A Preferred Stock shall have one vote per share. Except as otherwise required by applicable law or as set forth herein, the shares of Series A Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

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IN WITNESS WHEREOF, Gulfport Energy Corporation has caused this Certificate of Designations, Preferences and Relative, Participating, Optional and other Special Rights of Preferred Stock and Qualifications, Limitations- and Restrictions thereof of its Cumulative Preferred Stock, Series A, to be duly executed by its and attested to by its Secretary and has caused its corporate seal to be affixed hereto, as of this 28th day of March, 2002.

By:	/s/ Mike Liddell
Mike Liddell
President and Chief Executive Officer

[Corporate Seal]

ATTEST:

/s/ Lisa Holbrook
Lisa Holbrook
Secretary

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